Exhibit 10.7

Ground Lease for Temporary Headquarters location dated January 6, 2006.

Exhibit 10.7

STATE OF SOUTH CAROLINA )
GROUND LEASE
COUNTY OF GREENVILLE )

        THIS GROUND LEASE (“Lease”) is made this 6th day of January, 2006, by and between Verdae Development, Inc. and Woodvan, LLC (collectively “Lessor”) and BankGreenville, a South Carolina banking corporation (“Lessee”),

WITNESSETH:

        In consideration of the Rent reserved and the mutual covenants and agreements herein contained, Lessor and Lessee, and their respective successors and assigns, do hereby covenant and agree as follows:

    1.        Premises. Lessor hereby agrees to lease unto Lessee that piece, parcel or lot of land (the “Demised Premises”), located in the City of Greenville, Greenville County, South Carolina, more particularly described on Exhibit A, attached hereto and incorporated herein by reference.

    2.        Term. The initial term (“Initial Term”) of this Lease shall commence on January 6, 2006 (the “Commencement Date”) and terminate on the last day of July, 2006, unless sooner terminated as provided in this Lease. Lessee may extend this Lease for up to six (6) consecutive one (1) month terms (each a “Renewal Term”) by giving Lessor written notice of extension at least ten (10) days prior to the end of the Initial Term or any Renewal Term.

    3.        Rent. Lessee agrees to pay Lessor rent for the Demised Premises during the Initial Term and any Renewal Terms in the amount of One Thousand, Two Hundred Fifty and 00/100 ($1,250.00) per month (the “Rent”). The Rent shall be paid in advance, without demand, on or before the first day each month, commencing on the first day of the Initial Term; provided, however, that if the Commencement Date as established in Paragraph 2 above is a day other than the first day of the month, the Rent for the first month of the Lease Term shall be prorated from said Commencement Date to the end of said month. Rent and all other sums payable by Lessee to Lessor hereunder shall be payable c/o Coldwell Banker Commercial Caine Company, 200 East Broad Street, Suite 200, Greenville, SC 29601, or at such other place as Lessor may specify, in writing, from time to time.

    4.        Construction and Use by Lessee. Lessee may construct on the Demised Premises a temporary banking office and any appurtenances thereto, including, but not limited to a drive through window, an ATM site, parking areas, driveways, sidewalks, and landscaping (said improvements are hereinafter collectively referred to as the “Building”) only to conduct a retail banking business and all associated operations. Lessee shall pay all costs and expenses in connection with the construction of the Building including, but not limited to the costs of labor, materials, contractors, licenses, permits, tap fees, and utility installation fees. The design and construction of the Building shall comply with all applicable building codes and zoning and land use laws, rules, and regulations, and Lessee’s use and occupancy of the Demised Premises shall at all times be in compliance with all applicable laws as well as any applicable covenants and restrictions.

    5.        Maintenance and Repair of Building and Demised Premises. Lessee covenants and agrees that it shall, at its expense, keep and maintain the Building and Demised Premises in good order and repair, including regular landscaping maintenance.

    6.        Payment of Taxes and Assessments. All taxes, levies and assessments upon the Demised Premises during the term of this Lease shall be paid by the Lessee. Taxes for the first and last months of the term shall be prorated. If the Demised Premises are part of a larger tax parcel, Lessee’s share shall be only that portion of the total taxes that apply to the Demised Premises.

    7.        Insurance.

    A.        Lessee shall, at all times during this Lease, have and maintain at its expense adequate fire and extended casualty coverage insurance on the Building for not less than its full insurable value. Lessee shall deliver to Lessor a certificate or other evidence that the above required insurance is being maintained by Lessee. Lessee shall solely responsible for any insurance to cover its personal property contained within the Building.

    B.        Lessee shall, at all times during this Lease, have and maintain at its expense a policy of comprehensive public liability insurance, including property damage, with respect to the Building and Demised Premises. This policy shall provide coverage in at least the following limits: bodily injury $1,000,000 each occurrence and property damage $100,000 each occurrence. In addition to the Lessee, the policy shall also name the Lessor as an additional insured at the cost of the Lessee. Lessee shall deliver to the Lessor a certificate or other evidence that this public liability insurance coverage is being maintained by the Lessee.

    8.        Payment of Operating Expenses. During the term of this Lease, Lessee shall pay for all water, sewer, gas, electricity, and any other utilities used on the Demised Premises, and for all janitorial and landscaping services rendered to the Demised Premises.

    9.        Assignment and Transfer. Lessee may not assign this Lease or sublet all or any portion of the Demised Premises without Lessor’s prior written consent. In the event of any permitted assignment or sublease under this Paragraph, Lessee shall remain liable to Lessor for Lessee’s obligations hereunder unless specifically released in writing by Lessor.

    10.        Default. Any one or more of the following events shall constitute and be referred to as a “Default”:

    A.        Lessee fails to pay any monthly installment of Rent, or any other payments or charges required to be paid by Lessee under the terms of this Lease, including, but not limited to taxes, insurance premiums, and utility bills, within five (5) days after Lessor gives Lessee written notice of said default; or

    B.        Lessee breaches any other term, condition or covenant of this Lease required to be observed or performed by Lessee, and said breach is not cured within thirty (30) days after Lessor gives Lessee written notice of said breach; provided, that in the event said breach cannot be cured within said thirty (30) day period, but Lessee commences to cure said breach within said thirty (30) day period and diligently and in good faith cures said breach within a reasonable time, Lessee shall be deemed to have timely cured said breach.

    11.        Remedies. In the event of Default by Lessee, Lessor, in addition to any other rights and remedies available at law or in equity, may:

    A.        Make any payment or comply with any term, condition, or covenant required to be made or performed by Lessee, and such amounts so expended by Lessor shall bear interest at the rate of two (2%) percent per annum above the prime rate of Wachovia Bank from and including the date of expenditure, and such amounts, together with accrued interest, shall be due and payable by Lessee to Lessor no later than the installment of Rent due immediately after the date of such expenditure by Lessor;

B. Enter the the Demised Premises for the purpose of correcting or remedying any Default by Lessee;

C. Terminate this Lease and declare all Rent and other amounts due under the full remaining term of this Lease immediately due and payable; or

    D.        Take possession of the Demised Premises, with or without terminating this Lease, and relet the Demised Premises on reasonable terms negotiated in the sole discretion of Lessor. In the event of reletting, if the Rent collected by Lessor is insufficient to pay the Rent and all additional amounts payable by Lessee under this Lease, together with the reasonable costs of repairs, alterations, or redecoration necessary for reletting, Lessee shall remain liable for said deficiency.

E. The failure of Lessor to exercise any remedy it may have upon Default of Lessee shall not be deemed a waiver of any subsequent Default by Lessee.

    12.        Liens. Lessee shall not allow any mechanics, judgment, tax, or other lien arising out of an obligation of Lessee to be filed against the Demised Premises. In the event of the imposition of any such lien for which Lessee is responsible, Lessee covenants and agrees to cause the Demised Premises to be released from said lien within thirty (30) days after the date of filing thereof, whether by payment of said lien or by the bonding or lawful contesting thereof; provided, however, that nothing herein shall prevent Lessee from contesting or protesting any such lien. Nothing contained herein, however, shall be deemed or construed as an agreement by Lessor to be responsible for the costs of the construction, repair or maintenance of any improvements to be made to the Demised Premises by the Lessee hereunder or to subject the interest of the Lessor in the Demised Premises to any mechanics’ or materialmen’s lien or liens resulting from such costs; and the Lessee shall not have the power to subject the interest of the Lessor in the Demised Premises to any such lien.

    13.        Subordination. This Lease shall be subordinate to the lien of any mortgage or mortgages granted by Lessor; provided, that any mortgagee of Lessor shall agree that in the event of a foreclosure of such mortgage, the mortgagee and its successors and assigns shall attorn to this Lease and recognize the rights of Lessee hereunder.

    14.        Damage or Destruction.

    A.        In the event that the Building is damaged or destroyed by fire or other casualty, Lessee shall either (i) restore, rebuild, or repair the Building within a reasonable time, or (ii) terminate this Lease by giving Lessor written notice of termination within fifteen (15) days after the date of said damage or destruction. In the event of termination under this Lease as provided in this paragraph, (x) Lessee shall, within thirty (30) days after giving said notice of termination, remove the Building and other improvements from the Demised Premises as required in Paragraph 17 below, and (y) Rent and all other sums payable under this Lease shall be paid through the date of damage to the Building.

    B.        In the event that Lessee repairs or rebuilds the Building after damage or destruction, until the repair or rebuilding of the Building is completed, the Rent shall be reduced or abated in an amount proportionate to the percentage of the Building unable to be used by Lessee, which amount shall be reasonably agreed upon by the parties, and this Lease shall otherwise continue in full force and effect.

      15. Eminent Domain.

    A.        If the whole of the Demised Premises, or so much thereof that Lessee is prevented from using the Demised Premises for its intended purposes, is taken or condemned by any competent authority for any public use or purpose, this Lease shall terminate as of the date of said taking, and all Rent and other sums payable by Lessee to Lessor shall be paid to the date of said taking.

    B.        In the event a portion of the Demised Premises shall be taken or condemned by any competent authority for any public use or purpose, which taking or condemnation shall not substantially interfere with Lessee’s intended use of the Demised Premises, then and in such event the Rent shall be reduced in an amount proportionate to the percentage of the Demised Premises taken or condemned, which amount shall be reasonably agreed to by the parties, and this Lease shall otherwise continue in full force and effect.

    16.        Covenant of Quiet Enjoyment. Lessor covenants and agrees that so long as Lessee keeps and performs all of the covenants and conditions by the Lessee to be kept and performed under the terms of this Lease, Lessee shall have quiet and undisturbed and continued possession of the Demised Premises, free from any claims of Lessor and all persons claiming under, by, or through Lessor.

    17.        Termination of Lease.

    A.        Within forty-five (45) days after the termination of this Lease, Lessee covenants and agrees to remove the Building, signs, and any other above-ground improvements, except Landscaping, Paving and Utilities (as defined in Subparagraph B below) and to restore the Demised Premises as nearly as practical to the condition in which it existed prior to the commencement of the Lease; provided that Lessee shall not be required to plant or replace trees, plants, or other vegetation removed by Lessee in connection with its use of the Demised Premises. Such removal and restoration shall be accomplished in accordance with all applicable governmental laws, ordinances and regulations and also in accordance with the requirements of any utility service provider; and the Demised Premises shall be delivered to Lessor in a clean, sightly and safe condition.

    B.        Lessor and Lessee acknowledge that landscaping, paving, sidewalks, pipes, wires, and other utilities serving the Demised Premises installed by Lessee (the “Landscaping, Paving and Utilities”) may be of some use and value to Lessor in the future. Accordingly, Lessor may, within five (5) years after termination of this Lease, make one (1) written demand to Lessee to remove all or part of the Landscaping, Paving and Utilities. In such event, Lessee shall, within forty-five (45) days after Lessor gives Lessee written notice of removal, remove the Landscaping, Paving and Utilities designated by Lessor in said notice. Lessee’s removal of the Landscaping, Paving and Utilities shall be performed in compliance with Subparagraph A above. Notwithstanding anything herein to the contrary, Lessee’s obligation to remove the Landscaping, Paving and Utilities shall terminate five (5) years after the date of termination of this Lease. Title to any such improvements made by Lessee with respect to which Lessor fails to demand removal as herein provided shall vest in and automatically become the property of Lessor.

    18.        Indemnity. Lessee agrees to protect, defend, indemnify and save harmless Lessor and its successors and assigns, from and against any and all claims, by any person or entity, for damage or injury to persons or property arising from the use, occupancy, operation or management of the Demised Premises by Lessee or its successors, sublessees or assigns, arising from any act or negligence of Lessee or its successors, sublessees or assigns, or any of their agents, servants, employees, invitees, or licensees, or arising from the failure of Lessee or its successors, sublessees or assigns to comply with the terms and provisions of this Lease, and from and against all costs, reasonable attorney’s fees, expenses and liabilities incurred in or about any such claim or action or proceeding brought thereon. In the event of any action or proceeding brought against Lessor by reason of any claims against which Lessee has agreed to hold Lessor harmless, Lessee, upon written notice from Lessor, covenants and agrees to resist or defend, at Lessee’s expense, any action or proceeding by counsel reasonably satisfactory to Lessor.

    19.        Notices. All notices which are required hereunder to be in writing shall be effective with respect to the party who is to receive them as of the date on which such notice is (i) telecopied to the office of the party or their counsel; (ii) mailed in care of such party or their counsel in any United States Post Office by certified or registered mail, postage prepaid, return receipt requested; or (iii) hand delivered by messenger, overnight service or otherwise to the office of the party or their counsel. The addresses for such notices are as follows:

AS TO LESSEE:	BankGreenville
P.O. Box 6246
Greenville, SC 29606
Attention: Russel T. Williams
Telephone: (864) 271-1245
Facsimile: (864) 271-1246
WITH COPY TO:	Arthur L. Howson, Jr.
Gallivan White & Boyd, P.A.
P.O. Box 10589 (29603)
55 Beattie Place, Suite 1200
Greenville, SC 29601
Telephone: (864) 271-9580
Facsimile: (864) 271-7502
AS TO LESSOR:	Verdae Development, Inc., Inc.
124 Verdae Boulevard
Suite 104
Greenville, SC 29607
Attention: Richard Sumerel
Telephone: (864)
Facsimile: (864)
Woodvan, LLC
200 E. Broad Street
Greenville, SC 29601
Attention: Frank B. Halter
Telephone: (864) 250-2800
Facsimile: (864) 250-2899
WITH A COPY TO:	Mark R. Holmes
Leatherwood, Walker, Todd & Mann, P.C.
P.O. Box 87
Greenville, SC 29602
Telephone: (864) 242-6440
Facsimile: (864) 240-2478

    20.        Holdover Tenancy. If the Lessee continues to occupy the Demised Premises after the end of the Lease term, said occupancy shall be deemed to be a month to month tenancy terminable by either party upon thirty (30) days written notice by either party. All terms, conditions and agreements of this Lease shall remain in effect during such occupancy, with the exception of the rights of renewal under Paragraph 2 above.

    21.        No Warranty. THE DEMISED PREMISES ARE BEING LEASED BY LESSOR “AS-IS”. LESSEE ACKNOWLEDGES THAT LESSOR GIVES NO GUARANTY OR WARRANTY OF ANY KIND, EXPRESSED OR IMPLIED, AS TO THE PHYSICAL CONDITION OF THE DEMISED PREMISES, OR TO THE CONDITIONS OF, OR EXISTENCE OF, IMPROVEMENTS, SERVICES, APPLIANCES OR SYSTEMS THERETO, OR AS TO MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE DEMISED PREMISES OR IMPROVEMENTS THEREON, AND ANY IMPLIED WARRANTY IS HEREBY DISCLAIMED BY LESSOR.

    22.        Use of Name. Without the written permission of the owner of such name or names which may be withheld for any reason and in the discretion of such owner, Lessee agrees that it will not use the name “Verdae” or “Hollingsworth” in connection with its use, development, sale or marketing of the Property, or any portion thereof. In addition, Lessee agrees that it will not use “Verdae”, “Hollingsworth” or “John D. Hollingsworth on Wheels” (or any name or mark confusingly similar thereto) in its trade name, business name, partnership name or in the name of any other entity. Lessee further acknowledges that the names “VERDAE®", “HOLLINGSWORTH®” and ‘JOHN D. HOLLINGSWORTH ON WHEELS®” (collectively, the “Marks”) are federally registered trademarks, and agrees not to use any other name, trademark or service mark identical to, or likely to be confused with, the Marks; nor shall Lessee take or permit any action that would dilute the value or strength of the Marks.

    23.        Miscellaneous.

A. Lessor shall impose no restrictions on Lessee with respect to signage to be used on the Demised Premises by Lessee so long as such signage complies with all government ordinances and regulations.

    B.        Either party shall at the request of the other from time to time certify by written instrument as to the then current status of the Lease, as to the existence of any Default under the Lease, as to any rights of setoff, as to the commencement and expiration dates of the Lease, and as to any other matters as may be reasonably requested.

    C.        The parties shall at any time at the request of the other execute a memorandum or short form Lease in a form recordable on the public records of Greenville County, South Carolina, at the expense of the Lessee, which will constitute notice to third parties of the term of this Lease and any other portions of this Agreement.

    D.        In the event of commencement of legal proceedings by either party to enforce the terms and provisions of this Lease, the losing party in any such action or proceeding shall pay the prevailing party’s reasonable attorneys fees and court costs in connection with said action or proceeding.

    E.        This instrument contains the entire Agreement between the parties as of this date and no modification, release, discharge, or waiver of any provisions hereof shall be of any force and effect unless in writing signed by the Lessor and the Lessee.

    F.        The captions for each article or paragraph contained herein are included only for convenience of reference and shall not be deemed to limit or define the purpose or effect of any provisions of this Lease.

G. This Lease shall be binding upon and shall inure to the benefit of the parties hereto, and their heirs, successors and assigns.

H. This Lease shall be construed and enforced in accord with the laws of the State of South Carolina.

I. This Lease may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed or have caused this Contract be executed under seal by persons duly empowered to bind the parties to perform their respective obligations under this document.

IN THE PRESENCE OF:	LESSOR:
___________________	Verdae Development, Inc.
Witness
___________________	By:___________________
Witness	Its:___________________
___________________	Woodvan, LLC
Witness
___________________	By:___________________
Witness	Its:___________________
LESSEE:
___________________	BankGreenville
Witness
___________________	By:___________________
Witness	Russel T. Williams
Its: President/CEO

EXHIBIT A

LEGAL DESCRIPTION OF PROPERTY